Exhibit (a)(5)(E)

Theravance, Inc. Announces Preliminary Results of Tender Offer

— Company to Continue Implementing Previously Announced Share Repurchase Plan —

SOUTH SAN FRANCISCO, Calif., December 2, 2015  — Theravance, Inc. (NASDAQ: THRX) today announced the preliminary results of its “modified Dutch auction” tender offer, which expired at 5:00 P.M., New York City time, on Tuesday, December 1, 2015. Theravance intends to continue implementing the previously announced share repurchase plan through open market purchases, and may also repurchase shares through private transactions, exchange offers, additional tender offers or other means.

Based on the preliminary count by Computershare Trust Company, N.A., the depositary for the tender offer, a total of approximately 2,580,103 shares of Theravance’s common stock were validly tendered and not validly withdrawn  pursuant to the tender offer, including approximately 196,902 shares of common stock that were tendered through notice of guaranteed delivery.

“We initiated the tender offer in October due to the positive sales and reimbursement trends for both RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA®, our expectations for additional sales growth through 2016, and the then current share price of our common stock,” said Michael W. Aguiar, President and Chief Executive Officer of Theravance. “We believe the undersubscription of the tender offer indicates that the market views our stock as undervalued in light of these positive trends. We remain confident in the company’s potential for growth and are committed to working towards our goal of maximizing long-term value for our stockholders.”

In accordance with the terms and conditions of the tender offer, and based on the preliminary count by the depositary, Theravance expects to accept for purchase 2,580,103 shares of its common stock validly tendered and not validly withdrawn prior to the expiration of the tender offer at a price of $9.25 per share, for an aggregate cost of approximately $23.9 million, excluding fees and expenses relating to the tender offer. Based on the preliminary count, the 2,580,103 shares of Theravance’s common stock expected to be accepted for purchase in the tender offer represent approximately 2.20% of Theravance’s currently issued and outstanding shares of common stock and, assuming the purchase of such shares upon settlement of the tender offer, it will have approximately 114,898,507 shares of its common stock outstanding.

The number of shares expected to be purchased in the tender offer and the purchase price information are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the prescribed three trading day settlement period. The final number of shares of Theravance’s common stock to be purchased and the final purchase price information will be announced following completion of the confirmation process and expiration of the guaranteed delivery period. Payment for the shares accepted for purchase pursuant to the tender offer, and the return of all shares tendered and not purchased, will occur promptly thereafter.

Evercore Group L.L.C. served as the dealer manager for the tender offer, and Georgeson Inc. served as the information agent for the tender offer. Stockholders and investors who have questions or need assistance may call Evercore Group L.L.C. at (877) 993-2673 (toll-free) or (212) 849-3486 or Georgeson Inc. at (866) 297-1410 (toll-free).

About Theravance

Theravance, Inc. is focused on bringing compelling new medicines to patients in areas of unmet need by leveraging its significant expertise in the development, commercialization and financial management of bio-pharmaceuticals. Theravance’s portfolio is anchored by the respiratory assets partnered with Glaxo Group Limited (GSK), including RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA®, which were jointly developed by Theravance and GSK. Under the agreement with GSK, Theravance is eligible to receive associated royalty revenues from RELVAR®/BREO® ELLIPTA®, ANORO® ELLIPTA® and, if approved and commercialized, VI monotherapy, as well. In addition, Theravance retains a 15 percent economic interest in future payments made by GSK for earlier-stage programs partnered with Theravance BioPharma, Inc. For more information, please visit Theravance’s web site at www.thrxinc.com.

ANORO®, RELVAR®, BREO® and ELLIPTA® are trademarks of the GlaxoSmithKline group of companies.

Forward Looking Statements

This press release contains certain “forward-looking” statements. Such forward-looking statements involve substantial risks, uncertainties and assumptions. Examples of such statements include statements relating to: the commercialization of RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA® in the jurisdictions in which these products have been approved; the strategies, plans and objectives of the company (including the company’s growth strategy and corporate development initiatives beyond the existing respiratory portfolio); and risks related to the continued implementation of our share repurchase program as currently contemplated. These statements are based on the current estimates and assumptions of the management of Theravance as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to: lower than expected future royalty revenue from respiratory products partnered with GSK, delays or difficulties in commencing or completing clinical studies, the potential that results from clinical or non-clinical studies indicate product candidates are unsafe or ineffective, dependence on third parties to conduct its clinical studies, delays or failure to achieve and maintain regulatory approvals for product candidates, and risks of collaborating with third parties to discover, develop and commercialize products. Other risks affecting Theravance are described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Theravance’s Annual Report on Form 10-K for the year ended December 31, 2014 and Theravance’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in Theravance’s other filings with the SEC, other unknown or unpredictable factors also could affect Theravance’s results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-

looking statements on account of new information, future events or otherwise, except as required by law.

Note Regarding Share Repurchase Program

The company’s announcement of its plans to continue to implement its share repurchase program does not obligate the company to repurchase any specific dollar amount or number of its shares of common stock. The company will determine when, if and how to proceed with any repurchase transactions under the program, as well as the amount of any such repurchase transactions, based upon, among other things, the results of the tender offer and the company’s evaluation of its liquidity and capital needs (including for strategic and other opportunities), its business, results of operations, and financial position and prospects, general financial, economic and market conditions, prevailing market prices for the company’s shares of common stock, corporate, regulatory and legal requirements, and other conditions and factors deemed relevant by the company’s management and Board of Directors from time to time. The share repurchase program may be suspended or discontinued at any time. There can be no assurance as to the actual volume of share repurchases in any given period or over the term of the program, if any, or as to the manner or terms of any such repurchases. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction.

(THRX-F)

Contact Information:

Eric d’Esparbes

Sr. Vice President and Chief Financial Officer

650-238-9640

investor.relations@thrxinc.com